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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

FONG                     HENRY
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   (Last)               (First)                 (Middle)

7315 EAST PEAKVIEW AVENUE
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                                    (Street)

ENGLEWOOD                COLORADO                80111
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

EQUITEX, INC.   (EQTX)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####
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4. Statement for Month/Year

JANUARY 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      PRESIDENT AND TREASURER
      --------------------------------------------------------------------
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code      V                 (D)             and 4)         (Instr.4) (Instr. 4)
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COMMON STOCK, $.02 PAR VALUE          01/29/99       M               26,000      A      $3.00
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COMMON STOCK, $.02 PAR VALUE          01/29/99       S               26,000      D      $3.00    788,484        D SEE(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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OPTION TO PURCHASE  $3.00                                    12/28/   07/04/   COMMON                     30,500    D
COMMON STOCK                                                 1993     2000     STOCK
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OPTION TO PURCHASE  $3.00    01/29/   M               26,    12/28/   07/04/   COMMON    26,000           76,045    D
COMMON STOCK                   1999                   000    1993     2000     STOCK
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OPTION TO PURCHASE  $3.19                                    6/2/     6/2/     COMMON                     31,000    D
COMMON STOCK                                                 1998     2003     STOCK
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OPTION TO PURCHASE  $3.19                                    6/2/     6/2/     COMMON                     438,655   D
COMMON STOCK                                                 1998     2003     STOCK
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OPTION TO PURCHASE  $6.75    01/05/   A         348,         1/5/     1/4/     COMMON    348,             348,126   D
COMMON STOCK                  1999              126          1999     2004     STOCK     126
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Explanation of Responses:

(1) Of these shares, 739,544 are owned by a corporation in which reporting person is an officer and director; and 48,940 are owned by a partnership in which the reporting person is a general partner.


/S/ HENRY FONG                                           FEBRUARY 10, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.